Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is made by and between Whitestone REIT and its officers, directors, subsidiaries, affiliates, employees and agents (collectively referred to as ''Whitestone") and Richard Rollnick (referred to as "Employee"). In consideration of the mutual promises contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, Whitestone and Employee agree as follows:

A.    Acceptance of Voluntary Resignation:

1.	Whitestone agrees to accept Employee's voluntary resignation from employment with Whitestone, effective Friday, June 28,2013.

2.
Upon his resignation, Employee shall turn over to Whitestone all Whitestone property in his possession or control, including, without limitation, keys, access cards, identification cards, telephones, telephone cards, badges, computers, equipment, customer information and business data of any kind.

3.	Whitestone agrees to respond to reference inquiries by confirming Employee's title, salary hire date and date of resignation.

B.    Severance Pay and Other Consideration:

Whitestone agrees to provide Employee with the following severance pay and benefits:

1.	Salary Continuation: Employee's salary will be continued through July 31,2013 (1 month) paid on regular payroll dates, at the rate of $5,769.24 per payroll period.

2.
Restricted Stock: Employee shall receive 4,535 shares (.20 x 22,668) of restricted stock granted pursuant to Whitestone's Equity Incentive Plan with respect to which performance targets are achieved during 2013, provided that such shares will only be issued after verification of the satisfaction of performance targets after completion of the audit of Whitestone's 2013 financial statements during the first quarter of 2014.

3.
Time Vested Shares: Employee was granted 2,345 time vested restricted shares and has previously vested in 782 of these shares. The balance of 1,563 unvested time vested restricted shares will be forfeited.

4.	Health Benefits: Whitestone will continue to reimburse Employee's biweekly Medicare Premium in the amount of $151.85 through July 31, 2013.

C.    Release of Claims:

In consideration for this Agreement, Employee releases and forever discharges any and all legal claims, causes of action, attorneys' fees, cost and liabilities of any nature whatsoever, whether or not now known, which he may have or claim to have, against Whitestone, (the "Release"). This Release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, The Civil Rights Act of 1966, as amended, the Texas and Arizona Labor Codes, The Americans with Disabilities Act; The Older Worker Benefit Protection Act of 1990; The Family Medical Leave Act; The Employee Retirement Income Security Act of 1974, as amended; and other federal, state or local laws affecting the employment relationship, statute or regulation relating to employment discrimination, as well as claims arising under the common law.

D.    Non-Disparagement:

Employee agrees not to take any action that might interfere with or cause harm to any of Whitestone's employees, employment relationships, or existing or prospective business relationships (including tenant relationships and relationships with real estate brokers and other real estate professionals) and Whitestone and Employee agree not to make any negative or disparaging statement, either orally or in writing, regarding the other.

E.    Non-Compete/Non-Solicitation:

1.
As a material consideration for this Agreement contained herein, Employee agrees, commencing on the effective date hereof through and including the second (2nd) anniversary date of the date on which this Agreement expires or is otherwise earlier terminated, Employee will not (i) directly or indirectly compete with Whitestone in selling, marketing or promoting products and/or services similar to that offered by Whitestone (the "Restricted Business''), (ii) directly or indirectly solicit any person, tenant, employee, consultant, agent, or independent contractor of Whitestone from Whitestone, or ( iii) contact, solicit, interfere with, or endeavor to entice away from Whitestone, any person or any tenant or perspective tenant.

F.    Confidentiality:

The parties agree to keep the existence and terms of this Agreement confidential, except as required to be disclosed by SEC regulations. Employee specifically agrees not to discuss the existence or terms of this Agreement with any third party except for his spouse, legal counsel and financial advisor. Employee to keep confidential any and all non-public information and or knowledge of Whitestone.

G.    Entire Agreement, OWBPA Compliance and Governing Law:

This Agreement is a complete expression of the intent of the parties with respect to the subject matter of this Agreement, and supersedes all previous agreements and oral and written understandings except for Employee's Confidentiality and Non-Compete Agreement with Real Estate Addendum and any contractual restrictions on Employee's vested stock. Employee has forty-five (45) days from the date of his receipt of this Agreement to consider whether or not to sign it and is advised to consult with an attorney. Employee may revoke the Agreement for seven (7) days after signing it, and if it is not revoked, the Agreement becomes fully enforceable. This Agreement is governed by the laws of the State of Texas and venue for any dispute hereunder will be in Harris County, Texas. The parties acknowledge that they have read and understood this Agreement and are signing it knowingly and voluntarily.

/s/ Richard Rollnick		/s/ James C. Mastandrea
Employee		James C. Mastandrea, CEO
Whitestone REIT

Date signed:	7/3/2013	Date signed:	7/5/2013

/s/ Greg Belsheim
Witness

		Date signed:	7/5/2013